HYNES & HOWES INSURANCE COUNSELORS, INC.
                             Statement of Cash Flow
                For the Six Months Ended March 31, 1997 and 1996
                Increase (Decrease) in Cash and Cash Equivalents
                                   (Unaudited)

                                                  Three Months Ended
                                                        March 31,
                                                 1996              1995
Cash Flows from Operating Activities:
  Interest Received                         $  77,876         $  84,291
  Other Income Received                           930                 8
  Interest Paid                               (41,517)          (51,275)
  Legal, Audit and Management Fees Paid       (25,230)          (21,204)
  Cash Paid to Suppliers for
    Operating Expenses                         (8,393)           (4,234)

  Net Cash Provided
    by Operating Activities                 $   3,666         $   7,586

Cash Flow from Investing Activities:
  Principal Collected on Sale of Tanglefoot
    Apartments Contract                    $1,557,240             5,672
  Purchase of Real Estate Contracts          (504,492)             (404)
  Purchase of Real Estate                     (33,433)                0
  Payment of Real Estate Mortgage            (991,555)          (20,725)
  Buyers Escrow Received (Paid)                (4,716)           (5,767)
  Tax Certificates Collected                    2,547               553

    Net Cash Provided (Used)
      by Investing Activities               $  25,591         $ (20,671)

Cash Flow from Financing Activities:
  Loan Proceeds                             $       0         $  10,000
  Loan Paid                                   (27,000)                0
    Net Cash Provided  by
      Financing Activities                  $ (27,000)        $  10,000

Net Increase (Decrease) in Cash
  and Cash Equivalents                      $   2,257         $  (3,085)
Cash & Cash Equivalents at
  Beginning of Period                       $   6,479         $  29,579

Cash and Cash Equivalents at End of Period  $   8,736         $  26,494